Exhibit 99

OMI Corporation Prices $200 Million Senior Unsecured Notes Offering

    STAMFORD, Conn.--(BUSINESS WIRE)--Nov. 21, 2003--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced that it has priced a $200 million senior unsecured notes offering (the "Notes"). The size of the offering was increased to $200 million from the previously announced $150 million. The Notes will bear interest at 7.625% and will be due in 2013. OMI will have the option to call the Notes beginning in 2008. Subject to customary closing and other conditions, the offering is expected to close on November 26, 2003. OMI intends to use proceeds from the offering to repay outstanding balances under the Company's revolving credit facilities and for general corporate purposes. The Notes were offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. OMI will offer to exchange the unregistered Notes for substantially identical registered senior unsecured notes following completion of the offering. The Notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. This news release is neither an offer to sell nor a solicitation of any offer to buy the Notes.

    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented "that as a first time issuer of unsecured notes we are extremely pleased to have concluded this offering and we believe the price and terms recognize the Company's financial strength as well as the strong fundamentals of our industry."

    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 36 vessels, primarily Suezmaxes and product carriers, aggregating 3.0 million deadweight tons. The Company currently has 21 of its 36 vessels on time charter. OMI has on order six 37,000 dwt ice class 1A product carriers scheduled to be delivered in 2004 and 2005.

    CONTACT: OMI Corporation, Stamford
             Fredric S. London, 203-602-6789